Exhibit 10.1

Minerco Resources, Inc 20 Trafalgar Square, Suite 455 Nashua, NH 03063

July 26, 2013

VIA FACSIMILE (516) 498-9894

ASHER ENTERPRISES, INC.
1 Linden Pl., Suite 207
Great Neck, NY. 11021
Attn: Curt Kramer, President

Re: Notice of Repayment of Convertible Promissory Note

Dear Mr. Kramer:

Pursuant to Section 1.9 of the Convertible Promissory Note dated February 4, 2013 with Asher Enterprises, Inc. in the principal amount of $42,500 (the “Note”), please be advised that Minerco Resources, Inc. (the “Company”) is exercising its right, on not less than three (3) trading days prior written notice to you, to prepay the outstanding principal and accrued interest on the Note in full.  This prepayment notice is being delivered to you as the holder of the Note at your registered address.  This letter shall serve as written notice of the prepayment of the Note as delivered to you in accordance with Section 4.2 of the Note.

We acknowledge and agree that on or before August 3, 2013, the optional prepayment date, we will make payment to your order of an amount equal to 175% multiplied by the sum of: (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the Optional Prepayment Date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) of the Note.  All capitalized terms have the meaning set forth in the Note.

Thank you.

Sincerely,

John Powers
President

cc:           Naidich Wurman Birnbaum & Maday, LLP (via facsimile (516) 466-3555)
Gracin & Marlow, LLP (via facsimile (212) 208-4657)